Exhibit 99.1
NEWS RELEASE
BRUCE DUNLEVIE APPOINTED CHAIRMAN OF RAMBUS BOARD OF DIRECTORS
LOS ALTOS, Calif. — May 9, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that long-time board member Bruce Dunlevie has been appointed Chairman of the Rambus Board of Directors, effective May 8, 2008. Mr. Dunlevie has served as a member of the Rambus Board since the Company was founded in 1990.
“Bruce is a recognized leader with years of experience working closely with the Rambus team,” said Harold Hughes, president and chief executive officer at Rambus. “With his guidance, we’ll continue building our world-class portfolio of products and patented innovations that drive great value for our customers and stockholders.”
Mr. Dunlevie has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. degree in History from Rice University and an M.B.A. from Stanford University. Mr. Dunlevie also serves on the boards of several private companies.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
###
Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com